Exhibit 10(p)

Susan Gordon	November 3, 2008
c/o CBS Corporation 51 West 52nd Street
New York, NY 10019

Dear Susan:

As you may know, a relatively new tax provision, Section 409A of the Internal Revenue Code (“Section 409A”) has imposed rules relating to the taxation of deferred compensation.  Section 409A covers all non-qualified deferred compensation plans and arrangements, including certain amounts to which you are, or may become, entitled under your employment or other compensation agreement, as applicable.

If any payments are made to you in violation of Section 409A, or your agreement fails to comply in form with Section 409A by December 31, 2008, you risk accelerated taxation of all amounts subject to Section 409A, plus a 20% penalty on such amounts.

In order to assist you in mitigating the risk of your violating Section 409A, we have prepared the attached form amendment to your agreement (the “amendment”), which should result in your agreement complying in form with the requirements of Section 409A.  Although the attached form amendment could cause a change in the timing of certain post-employment payments to you under your agreement (in order to comply with Section 409A), the amendment would not affect the amount that you are entitled to receive under your agreement.

Because the adverse tax consequences to you of a Section 409A violation could be significant, we urge you to take prompt action on the attached form amendment.  You may want to contact your personal tax advisor about the amendment.  We, as well as Angie Straka (212-975-5889) and Steve Mirante (212-975-1124), are available to discuss the amendment with you or your advisor.

To acknowledge your agreement to the attached form amendment, please sign, date and return this letter by November 17, 2008 to Stephen D. Mirante, Senior Vice President, Human Resources Specialty Services.  If you do not sign this amendment by December 31, 2008, we must treat your agreement as not amended to comply with Section 409A, which may lead to the penalties now called for under Section 409A.

Very truly yours,

/s/ Anthony G. Ambrosio	/s/ Louis J. Briskman

Anthony G. Ambrosio	Louis J. Briskman
Executive Vice President	Executive Vice President
Human Resources and Administration,	and General Counsel,
CBS Corporation	CBS Corporation
(212-975-3243)	(212-975-4915)

ACCEPTED AND AGREED:	/s/ Susan Gordon	12/8/08
	Susan Gordon	Date